Exhibit 10.15.2
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE dated as of this 29th day of June, 2007 by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and PAREXEL INTERNATIONAL LLC, a Delaware limited liability company (as successor-in-interest to Parexel International Corporation “Tenant”).
RECITALS
     WHEREAS, by lease dated November 17, 1998 (as amended by the letter agreement described below, the “Lease”) Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 129,199 square feet of rentable floor area (the “Rentable Floor Area of the Initial Premises”) in the building (the “Building”) known as and numbered 200 West Street, Waltham, Massachusetts (referred to in the Lease as the “Premises” or “Tenant’s Space” and hereinafter sometimes referred to as the “Initial Premises”).
     WHEREAS, Landlord and Tenant entered into a certain letter agreement dated June 15, 2001 regarding Tenant’s leasing of an additional 18,545 square feet of rentable floor area (the “Rentable Floor Area of the Expansion Premises”) located on the first (1st) floor of the Building (the “Expansion Premises”) pursuant to Section 2.1.3 of the Lease. The Initial Premises and the Expansion Premises are hereinafter referred to collectively as the “Existing Premises” and the Rentable Floor Area of die Initial Premises and the Rentable Floor Area of the Expansion Premises are hereinafter referred to collectively as the “Rentable Floor Area of the Existing Premises.”
     WHEREAS, on or about the date hereof, Landlord and Tenant have executed or will execute a certain lease amendment (the “195 West Street Lease Amendment”) with respect to Tenant’s existing premises in the building known as and numbered 195 West Street, Waltham, Massachusetts (the “195 West Street Premises”).
     WHEREAS, to provide Tenant with a period of time within which to complete certain tenant improvements in the 195 West Street Premises, Landlord and Tenant have agreed to extend the Term of the Lease upon all of the same terms and conditions set forth in the Lease except as set forth in this First Amendment to Lease (the “First Amendment”).
     WHEREAS, Tenant has requested that Landlord reduce the size of the Existing Premises during the extension period described in the immediately preceding paragraph by subtracting therefrom the 56,494 square feet of rentable floor area (the “Rentable Floor Area of the Relinquished Premises”) shown on Exhibit A attached hereto as the relinquished premises (the “Relinquished Premises”) so that the remaining space demised to Tenant under the Lease shall be the 91,250 square feet of rentable floor area (the “Rentable Floor Area of the Remaining Premises”) shown on said Exhibit A as the remaining premises (the “Remaining Premises”).

     Landlord and Tenant are entering into this instrument to set forth said agreement to extend the Term of the Lease, to reduce the size of the Existing Premises and to further amend the Lease.
     NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:
     1. (a) The Term of the Lease, which but for this First Amendment is scheduled to expire on April 30, 2009, is hereby extended for a period commencing on May 1, 2009 and expiring on August 31, 2009 (the “Extended Term”), unless sooner terminated in accordance with the provisions of the Lease or extended pursuant to the provisions of subsection (b) below, upon all the same terms and conditions contained in the Lease as herein amended.
          (b) Notwithstanding the foregoing, in the event that Landlord has not provided Tenant with written notice that it has “substantially completed” (as that term is defined in Section 8(C) of the 195 West Street Lease Amendment) the components of the Base Building Work (as that term is defined in Section 8(A) of the 195 West Street Lease Amendment) described under the headings “HVAC System,” “Building FaVade” and “Main Exterior Building Entrance” in Exhibit C to the 195 West Street Lease Amendment (such components being hereinafter referred to collectively as the “195 West Street Landlord’s Work”) on or before August 1, 2009, the Extended Term shall expire on the date that is thirty (30) days after the date on which Landlord has provided Tenant with such notice that the 195 West Street Landlord’s Work has been substantially completed; provided, however, that:
(i)	If the 195 West Street Landlord’s Work has not been substantially completed on or before August 1, 2009 other than as the result of (x) events beyond Landlord’s reasonable control or (y) any act or wrongful failure to act of Tenant which interferes with Landlord’s completion of the 195 West Street Landlord’s Work (including, without limitation, Tenant’s use of non-union labor in connection with the construction of the Tenant Improvement Work, as that term is defined in the 195 West Street Lease Amendment), Tenant shall not be required to pay any Annual Fixed Rent, Operating Expenses Allocable to the Premises or Landlord’s Tax Expenses Allocable to the Premises under the Lease for the period commencing on September 1, 2009 through the expiration of the Extended Term.

(ii)	If the 195 West Street Landlord’s Work has not been substantially completed on or before August 1, 2009 as the result of (x) events beyond Landlord’s reasonable control or (y) any act or wrongful failure to act of Tenant which interferes with Landlord’s completion of the 195 West Street Landlord’s Work (including, without limitation, Tenant’s use of non-union labor in connection with the construction of the Tenant Improvement Work), Annual Fixed Rent, Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises shall continue to be payable by Tenant for the period commencing on September 1, 2009 through the expiration of the Extended Term as set forth in Section 5 below.
It is understood and agreed that the provisions of this Section l(b) shall not be deemed to in any way modify the provisions of the 195 West Street Lease Amendment relating to the completion of the Base Building Work by Landlord or the payment of annual fixed rent by Tenant with respect to the 195 West Street Premises.
     2. Landlord and Tenant acknowledge and agree that the extension options contained in Section 2.4.1 of the Lease shall be deleted in their entirety and Tenant shall have no further option to extend the Term upon the expiration of the Extended Term.
     3. As of May 1, 2009 (the “Reduction Date”), the Relinquished Premises shall be deleted from the space demised from Landlord to Tenant under the Lease, so that the remaining space demised under the Lease shall consist of the Remaining Premises and the term “Premises” as used in the Lease shall thereafter be deemed to refer to the Remaining Premises only.
     4. On or prior to the Reduction Date, Tenant shall quit and vacate the Relinquished Premises and surrender same in the condition required by the Lease upon the expiration or earlier termination of the Lease Term.
     5. (a) For the portion of the Lease Term prior to the Reduction Date, Tenant shall continue to pay Annual Fixed Rent as provided in the Lease.
          (b) For the period on and after the Reduction Date, Annual Fixed Rent shall be payable by Tenant for the Remaining Premises at the annual rate of $3,011,250.00 (being the product of (i) $33.00 and (ii) the Rentable Floor Area of the Remaining Premises (being 91,250 square feet)).
     6. For the purpose of computing Operating Expenses Allocable to the Premises pursuant to Section 2.6 of the Lease, Landlord’s Tax Expenses Allocable to the Premises pursuant to Section 2.7 of the Lease and Tenant’s payments for electricity (as determined pursuant to Sections 2.5 and 2.8 of the Lease), for the portion of the Lease Term on and after the Reduction Date, the “Rentable Floor Area of the Premises” shall be reduced by the Rentable Floor Area of the Relinquished Premises (being 56,494 square feet) to become the Rentable Floor Area of the Remaining Premises (being 91,250 square feet). For the portion of the Lease Term prior to the Reduction Date, the “Rentable Floor Area of the Premises” shall continue to be the Rentable Floor Area of the Existing Premises for such purposes.
     7. Section 2.1.3 of the Lease is hereby deleted in its entirety, it being acknowledged and agreed that the Expansion Premises has previously been delivered to Tenant.
     8. Effective as of the Reduction Date, the second grammatical paragraph of Section 2.7 of the Lease shall be deleted from the Lease in its entirety and shall be null and void and of no further force and effect.
     9. Effective as of the Reduction Date, Section 4.6 of the Lease shall be deleted from the Lease in its entirety and shall be null and void and of no further force and effect.
     10. Effective as of the Reduction Date, Section 8.22 of the Lease shall be deleted from the Lease in its entirety and shall be null and void and of no further force and effect, it being understood and agreed that (x) Tenant shall have the exclusive right to use the ground floor level of the Parking Structure during the Extended Term (such parking rights being hereinafter referred to as “Tenant’s Exclusive Parking”), (y) Tenant shall have the right to use the remainder of the Parking Structure in common with other occupants of the Building, subject to Landlord’s reasonable rules and regulations regarding such use (including, without limitation, Landlord’s right to provide other Building occupants with exclusive parking rights within the Parking Structure) and (z) the Number of Parking Spaces to which Tenant shall be entitled under Sections 1.1 and 2.2.1 of the Lease shall be reduced to Three Hundred Forty-Seven (347) (being 3.8 spaces per 1,000 square feet of the Rentable Floor Area of the Remaining Premises), which number shall not include Tenant’s Exclusive Parking but shall include both surface parking and parking in the remainder of the Parking Structure (to the extent the same is not reserved for the exclusive use of any other Building occupants).
Landlord shall not grant to anyone other than Tenant the right to use Tenant’s Exclusive Parking and will use reasonable efforts, by the use of signs and markings, to designate such space to be used exclusively by Tenant, however, Landlord shall not be otherwise obligated to police the use of Tenant’s Exclusive Parking, which Tenant recognizes is to be operated on a self parking basis.
In addition, it is understood and agreed that the parking rights described in this Section 10 shall be provided to Tenant free of charge during the Extended Term.
     11. All capitalized terms used herein shall have the same meaning as are set forth in the Lease unless specifically otherwise provided herein.
     12. Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as herein amended.
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EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:	LANDLORD:

BOSTON PROPERTIES LIMITED
PARTNERSHIP,

	By:	BOSTON PROPERTIES, INC.,
its general partner

By:

Name:

Title:

TENANT:

PAREXEL INTERNATIONAL LLC

By:

Name:

Title:	(President or Vice President)
Hereto duly authorized

ATTEST:
By:	/s/ W. Brett Davis	By:	/s/ James F. Winschel Jr.

Name:	W. Brett Davis	Name:	JAMES F. WINSCHEL, JR.
Title:	(Assistant Secretary)	Title:	(Treasurer)
Hereto duly authorized

(CORPORATE SEAL)